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                                                                    EXHIBIT 11.1


                        AWARD SOFTWARE INTERNATIONAL INC.
                     COMPUTATION OF NET INCOME PER SHARE (1)
                     (In thousands except per share amount)
                                   (Unaudited)


                                                             Three Months Ended         Nine Months Ended
                                                                September 30,             September 30,
                                                            -------------------       -------------------
                                                             1996         1995         1996         1995
                                                            ------       ------       ------       ------

Net income                                                  $  608       $  220       $1,711       $  601
                                                            ------       ------       ------       ------

Weighted average common and
   common equivalent shares:
      Common stock                                           3,092        3,420        3,092        3,701

      Common stock equivalents from
      stock options/warrants using
      the treasury stock method                                444          477          464          391

      Shares of common stock issued
      and options and warrants granted
      in accordance with SAB No.83                           2,503        2,503        2,503        2,503
                                                            ------       ------       ------       ------

Weighted average common and
   common equivalent shares                                  6,039        6,400        6,059        6,595
                                                            ------       ------       ------       ------

Net income per share                                        $ 0.10       $ 0.03       $ 0.28       $ 0.09
                                                            ======       ======       ======       ======


(1) Net income per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the public offering price) issued by the Company within 12 months prior to the Company's initial public offering filing and through the effective date of such filing have been included in the calculation as if they were outstanding for all periods presented.